Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER PROPERTIES PROVIDES DEVELOPMENT PIPELINE UPDATE

VIRGINIA BEACH, VA, March 19, 2020 - Armada Hoffler Properties, Inc. (AHH: NYSE) today provided an update on the projects currently under development.

The Company announced that it will be deferring the previously announced Chronicle Mill, Southern Post, and Ten Tryon development projects until economic conditions stabilize. Each of these projects had previously been scheduled to commence during the second quarter of 2020.

The Company also announced that both Summit Place and Wills Wharf remain on schedule for delivery in 2020 as previously disclosed with sufficient construction loan commitments to fund the remaining estimated costs to complete.

“Our Company was built to withstand uncertainty and volatility,” said Louis Haddad, President and CEO of Armada Hoffler Properties. “The flexibility afforded by our diversified business model allows us to quickly adapt to changing market conditions. Therefore, we will be deferring several of our development projects until economic conditions normalize, thereby alleviating any near-term need for additional capital. As a result, we have indefinitely suspended all capital markets activity through our ATM program. With ample construction loan commitments in hand, we look forward to delivering both Wills Wharf and Summit Place this year as scheduled.”

Mr. Haddad continued, “While it’s impossible to predict how long current conditions will last, the fundamentals of our business remain strong. As this Company’s largest shareholder, management is committed to prudent and conservative capital allocation in order to maximize value for all shareholders. The impact of the coronavirus pandemic on the global economy and our business remains uncertain and is evolving rapidly, and we intend to provide additional updates to our shareholders as conditions merit.”

Management expects to provide an update on its outlook and guidance for 2020 in conjunction with the release of its first quarter earnings on April 30.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. (NYSE: AHH) is a vertically-integrated, self-managed real estate investment trust ("REIT") with four decades of experience developing, building, acquiring, and managing high-quality, institutional-grade office, retail, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. In addition to developing and building properties for its own account, the Company also provides development and general contracting construction services to third-party clients. Founded in 1979 by Daniel A. Hoffler, the Company has elected to be taxed as a REIT for U.S. federal income tax purposes. For more information, visit ArmadaHoffler.com.

Forward-Looking Statements

Certain matters within this press release, including with respect to the details of the Company’s development projects and commencing of construction, are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements. The Company’s actual future results and trends may differ materially from expectations depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission. These factors include, without limitation: (a) the impact of the coronavirus (Covid-19) pandemic on macroeconomic conditions and economic conditions in the markets in which the Company operates, including, among others: (i) disruptions in, or a lack of access to, the capital markets or disruptions in the Company’s ability to draw amounts under its credit facility or to borrow amounts subject to existing construction loan commitments, (ii) adverse impacts to the Company’s tenants’ and other third parties’ businesses that adversely affect the ability and willingness of the Company’s tenants other third parties to satisfy their obligations to the Company, (iii) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases or to re-lease the Company’s properties on the same or better terms in the event of nonrenewal or early termination of existing leases, and (iv) federal and state government initiatives to mitigate the impact of the coronavirus pandemic, including the timing and amount of economic stimulus or other initiatives; (b) the Company’s ability to consummate previously disclosed acquisitions and dispositions, or to commence construction on development projects, in each case on the timeframes and on terms currently anticipated; (c) the Company’s ability to accurately assess and predict the impact of the coronavirus pandemic on its results of operations, financial condition, acquisition and disposition activities and growth opportunities; and (d) the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and in other filings the Company makes from time to time with the Securities and Exchange Commission.

Contact:

Michael P. O’Hara
Armada Hoffler Properties, Inc.
Chief Financial Officer, Treasurer, and Secretary
Email: MOHara@ArmadaHoffler.com
Phone: (757) 366-6684